EXHIBIT 99.1


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                     [SISTERSVILLE BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION CONTACT:
---------------------                      --------------------------------
February 25, 1999                          Stanley M. Kiser
                                           President and Chief Executive Officer
                                           (304) 652-3671

              SISTERSVILLE BANCORP, INC. ANNOUNCES STOCK REPURCHASE

         Sistersville, West Virginia -- Sistersville Bancorp, Inc. (the "Company"), the parent holding company of First Federal Savings Bank (the "Bank"), today announced that it has received the necessary regulatory and Board approval to initiate a repurchase plan covering up to 5% or 29,847 shares of the Company's common stock to be purchased in the open market. The Company currently has 596,940 shares of common stock outstanding. Mr. Stanley M. Kiser, President and Chief Executive Officer of the Company, indicated that the repurchases would be made from time to time in open-market transactions, subject to the availability of stock. Mr. Kiser noted this is the fourth stock repurchase undertaken by the Company since going public in June, 1997, and that the repurchased shares would be available for general corporate purposes.

         First Federal Savings Bank is a federally chartered savings bank which conducts its business in Sistersville, West Virginia. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded in the over-the-counter market with quotations available through the OTC "Electronic Bulletin Board" under the symbol "SVBC."